Exhibit 16.2

September 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 18, 2017 of Celsion Corporation and are in agreement with the statements contained therein in regards to Stegman and Company.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Stegman and Company